CONSENT TO BE NAMED AS INDEPENDENT DIRECTOR

I, Dr. Marshall Thompson, hereby consent to be named in the Registration Statement on Form S-1 as an Independent Director of TV Channels Network, Inc., a Nevada corporation, and shall assume the office of Independent Director upon the effectiveness of TV Channels Network, Inc’s Registration Statement on Form S-1.

Dated: April 3, 2025

/s/ Dr. Marshall Thompson

Dr. Marshall Thompson